Exhibit 2.2

October 15, 2012

AMENDMENT TO PURCHASE AGREEMEN

This amendment is being issued pursuant to an original purchase agreement issued on January 1, 2012 by and between Global Digital Solutions, Inc. a New Jersey Corporation ("Company"), and Bronco Communications, LLC a Nevada Limited Liability Company ("Bronco") with offices in Folsom, CA,

WHEREAS, The Company and the Note Holder entered into a purchase agreement whereby the company acquired 51% of the outstanding interest of Bronco, and

WHEREAS, The Company was to issue Company restricted common stock equal tol X (times) the 2012 revenue at $.035/share, and

WHEREAS, The Company has decided to pursue an alternative business strategy focusing on defense and educations systems, and

NOW THEREFORE, In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The Company acknowledges that Bronco has generated revenue for 2012 to date of $150,116.

2.
The Parties hereby agree that for the issuance of 4,289,029 (revenue divided by .035/share) of GDSI restricted common shares, and that effective 1/1/2013, the Company shall relinquish control and it's 51% ownership in Bronco to the owners/members of Bronco.

3.
No modification, except as set forth herein, the original transaction documents and all other documents and instruments executed in connection therewith shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the undersigned hereby agree to this amendment as of the day and the year written above,

By:	/s/ Daryl W. Fiese

Name:	DARYL W. FIESE

Address:	5348 Vegas Dr.
Las Vegas, NV 89108

Global Digital Solutions, Inc.

By:	/s/ William J. Delgado

Title	CEO

Address:	9477 Greenback Lane Suite 524A Folsom, CA 95630